Home Office: Cincinnati, Ohio

Administrative Office: [P.O. Box 5423, Cincinnati, Ohio 45201-5423]

[1-800-789-6771]

[MassMutualAscend.com]

DEATH BENEFIT VALUE

RETURN OF PREMIUM GUARANTEE

This is your endorsement for the Death Benefit Value Return of Premium Guarantee. It changes the Death Benefit Value provision and adds a Return of Premium Guarantee.

ENDORSEMENT SPECIFICATIONS

Contract Number:	[000000000]
Owner{s}:	[JOHN DOE][ & ][JANE DOE]
Endorsement Effective Date:	[August 12, 2024]

This endorsement is a part of your Contract. It is not a separate contract. It changes the Contract only as and to the extent stated. In all cases of conflict with the other terms of the Contract, the provisions of this endorsement shall control.

Signed for us at our office as of the Endorsement Effective Date.

[ ]	[ ]
[Mark F. Muething]	[John P. Gruber]
[President]	[Secretary]

ICC24-E1826324NW	1	[XX]

Death Benefit Value

The Death Benefit Value is the amount that is available as a Death Benefit. It is equal to the greater of:

1)	the Account Value on the date that the Death Benefit Value is determined; or

2)	the Return of Premium Guarantee.

The Death Benefit Value is reduced by:

1)	rider charges not previously deducted; and

2)	premium tax or other taxes not previously deducted.

For this purpose, the date that the Death Benefit Value is determined is the date that we have received both Proof of Death and a Request in Good Order with instructions as to the form of Death Benefit.

Return of Premium Guarantee

The Return of Premium Guarantee is equal to:

1)	the sum of all Purchase Payments; minus

2)	a proportionate reduction for each withdrawal, but not including the portion of the withdrawal applied to pay an Early Withdrawal Charge; and minus

3)	a proportionate reduction for each rider charge.

The proportional reduction for a withdrawal or charge is based on the amount of the withdrawal or charge as a percentage of the Account Value immediately before the withdrawal or charge.

Termination

The Return of Premium Guarantee terminates if you surrender the Contract. The Return of Premium Guarantee also terminates upon the Annuity Payout Initial Date.

ICC24-E1826324NW	2	[XX]